Exhibit 99.1

Contact:
Bruce Widener, CEO, 502-657-3507
investors@askbeacon.com

Porter, LeVay & Rose, Inc.
Marlon Nurse, 212-564-4700

Trilogy Capital Partners
Darren Minton, 800-592-6067

Geralyn DeBusk or Hala Elsherbini
Halliburton Investor Relations,
972-458-8000
Jerry Bowman Appointed Chief Operating Officer of Beacon Solutions
— Industry Veteran and Former CommScope Managing Director/Vice President to Lead Global Operations —
LOUISVILLE, KY, April 20, 2010 — Beacon Enterprise Solutions Group, Inc. (OTC BB: BEAC) (www.askbeacon.com), an emerging global leader in the design, implementation and management of high performance Information Technology Systems (ITS) infrastructure solutions, today announced that Jerry Bowman, former Sr. Vice President of Global Services, has been promoted to Chief Operating Officer.
Mr. Bowman, age 51, joined Beacon in September of 2009 from CommScope, NYSE listed manufacturer of ITS infrastructure products with over $3 billion in annual revenue, where he was Managing Director/Vice President of Enterprise Global Services. The promotion to Chief Operating Officer is driven by Beacon’s strategic plan to continually assess and improve organizational effectiveness while enhancing the consistency and predictability of the delivery of its suite of engineering, ITS installation and ITS management products and services.
“Jerry is highly respected and well known in the ITS industry,” said Bruce Widener, CEO of Beacon Solutions. “Expanding Jerry’s role to include greater operational responsibilities will help ensure that Beacon maintains synergy between the global delivery of ITS services and internal operations. We see this as an important step forward in our corporate development plan as we strengthen our ability to maintain critical alignment with client and industry trends. We also anticipate that improved organizational effectiveness from this move will help support our continued growth and margin expansion.”
Jerry Bowman stated, “Following two exceedingly strong quarters with Beacon, I am more convinced than ever that the Beacon business model solves many of the financial and operational issues with the construction and post-construction management of technology system assets that face all global enterprises. Finding the capacity for consistency, predictability and quality of design, installation and day-to-day management of an enterprise’s global ITS infrastructure in a single company was simply not possible before Beacon emerged in the market in 2008. Beacon effectively addresses many of the macro issues that global IT, facilities and strategic sourcing professionals have been struggling with for the better part of a decade. I look forward to playing an increasingly important role with the Company as we continue to develop and grow our global operation.”
Mr. Bowman has served as a board member for industry associations and workgroups, and has been a featured speaker and thought leader for publications and organizations such as: ASIS, BICSI, ISSA, and InfraGard. In addition, he serves as the President-Elect of BICSI (Tampa, FL), an educational, credentialing organization and standards body supporting the ITS, also referred to as network infrastructure, industry. ITS encompasses the design, integration and installation of pathways, fiber and copper-based distribution systems, wireless-based systems and infrastructure that supports the transportation of information and signaling between network devices. BICSI provides information, education and knowledge assessment for over 23,000 individuals and companies in the ITS industry.
About Beacon Enterprise Solutions Group, Inc.
Beacon Enterprise Solutions Group is an emerging global leader in the design, implementation and management of high performance Information Technology Systems (“ITS”) infrastructure solutions. Beacon offers fully integrated, turnkey IT infrastructure solutions capable of fully servicing the largest companies in the world as they increasingly outsource to reduce costs while optimizing critical IT design and infrastructure management. Through an integrated team approach, Beacon offers a broad range of products and services including IT infrastructure design, implementation and management, application development and voice/data/security system integration, installation and maintenance. Beacon’s client roster includes state and local agencies, educational institutions, and over 4,000 companies ranging in size from mid-sized companies to the Fortune 500. Beacon is headquartered in Louisville, Ky., with regional headquarters in Dublin, Ireland and Zurich, Switzerland and personnel located throughout the United States and Europe.
For comprehensive investor relations material, including fact sheets, research reports, interviews and video, please follow the appropriate link: Investor Relations Portal, Investor Fact Sheet, Research Report and CEO Overview Video
For additional information, please visit Beacon’s corporate website: www.askbeacon.com
This press release may contain “forward looking statements.” Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan. Although we believe that the expectations reflected in any forward looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and factors described in our filings with the Securities and Exchange Commission may have on our results. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.
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